Exhibit 10.16
ALLTEL HOLDING CORP.
(to become Windstream Corporation)
Director Compensation Program
Approved June 1, 2006
     Compensation for directors who are not officers of the Corporation will consist of the following components:
1.	Annual Retainer. Each member will receive an annual cash retainer of $60,000.

2.	Meeting Fees. Each member will receive a cash fee of $1,750 for each Board and Committee meeting attended.

3.	Committee Chair Fees. Each member who serves as Chair of a Board Committee will receive the following indicated annual cash fee:

•	Audit	—	$12,500
•	Compensation	—	$10,000
•	Governance	—	$12,500
4.	Restricted Stock. Each member will receive an annual grant of $60,000 in restricted stock under the 2006 Equity Incentive Plan. All other terms and conditions of the grants of restricted stock shall be determined and approved by the Compensation Committee.
     Members will receive a prorated amount of the Annual Retainer, Committee Chair Fees and Restricted Stock Grant for the portion of 2006 for which they serve as a Board member or Committee Chair. The Corporation will pay the prorated amount of the Annual Retainer and Committee Chair Fees for 2006 and the Meeting Fees for the June 2006 meeting of Board of Directors within 10 days after approval of this Director Compensation Program at the June 2006 meeting. The Board will grant the prorated amount of Restrict Stock for 2006 at the August 2006 Board meeting. For future years, directors will receive the Annual Retainer, Committee Chair Fees and Restricted Stock grants at the first regularly scheduled board meeting of the year.

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